Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of Cambria Superinvestors ETF, Cambria Buyout ETF, and Cambria Venture ETF, each a series of Cambria ETF Trust, under the headings “Other Service Providers” in the Prospectus and “Accounting and Legal Service Providers” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Cleveland, Ohio August 27, 2024